Exhibit 10.1

1100 Winter Street, Suite 4600 Waltham, MA 02451 Dial: 781-663-5001 Fax: 781-663-5100

June 12, 2006

Mr. David J. Riley

c/o CMGI, Inc.

1100 Winter Street, Suite 4600

Waltham, MA 02451

Dear David:

Congratulations on your taking of your new role as Interim Chief Financial Officer and Treasurer of CMGI, Inc. (“CMGI” or the “Company”). In this capacity you will continue to report to Joseph C. Lawler, President and Chief Executive Officer of CMGI.

This letter will serve to memorialize certain changes to your compensation arrangements with the Company.

Effective as of June 9, 2006, your salary will be $8,269.23 bi-weekly, which is equivalent to an annualized base salary of $215,000. You also will be eligible to receive a bonus for fiscal year 2007 based on a target annualized bonus equal to 50% of your base salary earned during fiscal 2007. The actual bonus payment you receive will be based on the terms and conditions of the CMGI FY2007 Executive Management Incentive Plan, which will be established in the coming months.

In addition, you will be granted an option to purchase 200,000 shares of CMGI common stock under CMGI’s 2004 Stock Incentive Plan or 2000 Stock Incentive Plan. This option will be priced at the closing price of CMGI’s common stock (during normal trading hours) on the date hereof. Provided you remain employed by the Company on each vesting date, this option will vest 25% on the first anniversary of the date of grant, and monthly thereafter, so that the option becomes fully vested and exercisable on the fourth anniversary of the date of grant. The option shall have a seven (7) year term.

The option shall be subject to all terms, limitations, restrictions and termination provisions set for the in the plan and in the separate option agreements (which shall be based upon the Company’s standard form of option agreement) that shall be executed to evidence the grant of such option.

Sincerely,

/s/ James J. Herb
James J. Herb
Senior Vice President, Human Resources

Agreed and accepted:

/s/ David J. Riley	June 15, 2006
David J. Riley	Date